Exhibit 99.1

Tetraphase Pharmaceuticals Reports Third-Quarter 2015 Financial Results

WATERTOWN, Mass., November 2, 2015 – Tetraphase Pharmaceuticals, Inc. (NASDAQ:TTPH), a clinical stage biopharmaceutical company developing novel antibiotics to treat life-threatening multidrug-resistant (MDR) infections, today reported financial results for the quarter ended September 30, 2015.

“Despite the recent setback with the results of the IGNITE2 clinical trial in complicated urinary tract infections, we believe that we have a body of clinical and preclinical data supporting eravacycline as a potential antibiotic treatment option for patients with serious infections, particularly those caused by difficult-to-treat Gram-negative bacteria,” said Guy Macdonald, Tetraphase’s President and Chief Executive Officer. “We look forward to discussions with the regulatory agencies on our path forward and providing an update after we have received regulatory guidance, which we anticipate by the end of this year.”

Third-Quarter 2015 Financial Results

As of September 30, 2015, Tetraphase had cash and cash equivalents of $222.5 million and 36.5 million shares outstanding. The company expects that its cash and cash equivalents, as well as expected revenue from its U.S. government awards, will be sufficient to fund operations into at least the first half of 2017.

Revenues during the third quarter of 2015 were $2.9 million compared to $2.3 million for the same period in 2014. Revenues for each period consisted of contract and grant revenue under the Company’s U.S. government awards for the development of Tetraphase compounds for the treatment of diseases caused by bacterial biothreat pathogens and for certain infections caused by life-threatening multidrug-resistant bacteria. This increase was primarily due to the scope and timing of activities related to our BARDA Contract conducted during the quarter ended September 30, 2015.

Research and development (R&D) expenses for the third quarter of 2015 were $17.0 million compared to $13.2 million for the same period in 2014. The increase in R&D expenses was primarily due to drug manufacturing and nonclinical costs in support of our NDA-related and pre-commercialization activities for eravacycline and activities in support of our preclinical candidate, TP-6076, as well as an increase in stock-based compensation.

General and administrative (G&A) expenses for the third quarter of 2015 were $3.9 million compared to $3.1 million for the same period in 2014. The increase in G&A expenses was primarily due to costs to support pre-commercialization activities for eravacycline.

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For the third quarter of 2015, Tetraphase reported a net loss of $18.0 million, or $0.49 per share, compared to a net loss of $14.2 million, or $0.55 per share, for the same period in 2014.

Recent Developments

Announced Top-Line Results from IGNITE2 Phase 3 Trial of Eravacycline in cUTI – In September 2015, the Company announced that the IGNITE2 phase 3 clinical trial of eravacycline administered as an IV-to-oral transition therapy for the treatment of complicated urinary tract infections (cUTI) did not meet the primary endpoint of statistical non-inferiority compared to levofloxacin. The Company plans to provide an update after it has discussed the data and a path forward with the regulatory agencies.

FDA Grants QIDP Designation and Fast Track Status to TP-271 – In September 2015, the Company announced that the U.S. Food and Drug Administration (FDA) has granted Qualified Infectious Disease Product (QIDP) and Fast Track designations for the intravenous formulation of TP-271, the Company’s novel, broad spectrum antibiotic candidate which is being developed to combat respiratory disease caused by bacterial biothreats and antibiotic-resistant public health pathogens.

Presented Antibiotics Pipeline Data at ICAAC and IDWeek – In October 2015, the Company presented two posters at IDWeek 2015 describing eravacycline’s activity against bacterial pathogens that cause serious infections, including multidrug-resistant Gram-negative bacteria, and the susceptibility of recent anaerobic isolates to eravacycline and comparators.

In September 2015 at ICAAC/ICC 2015, the Company gave 11 data presentations which featured eravacycline and TP-271. Data for eravacycline included clinical data supporting its efficacy in patients at risk for poor outcomes from the phase 3 IGNITE1 clinical trial in complicated intra-abdominal infections, as well as in vitro surveillance data demonstrating its broad-spectrum activity against Gram-negative, Gram-positive and anaerobic bacteria. The preclinical data presented for TP-271 demonstrated good efficacy in mouse models of inhalation anthrax, showing its potential as a post-exposure prophylaxis or treatment against this bacterial biothreat.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase is a clinical-stage biopharmaceutical company using its proprietary chemistry technology to create novel antibiotics for serious and life-threatening MDR bacterial infections, including those caused by many of the MDR Gram-negative bacteria highlighted as urgent public health threats by the CDC. Tetraphase has created more than 3,000 novel tetracycline analogs using its proprietary technology platform. Tetraphase’s pipeline includes eravacycline, a broad-spectrum intravenous and oral antibiotic that is being evaluated in phase 3 clinical trials, and two preclinical antibiotic candidates, TP-271 and TP-6076. Please visit www.tphase.com for more company information.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether results obtained in preclinical studies and early or interim clinical trials will be indicative of results obtained in future clinical trials; whether eravacycline will advance through the clinical trial process; whether the results of the Company’s development efforts will warrant regulatory submission and whether any such submissions will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if eravacycline obtains approval, it will be successfully distributed and marketed; whether our cash resources will be sufficient to fund our continuing operations for the period anticipated; and other factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 6, 2015. In addition, the forward-looking statements included in this press release represent our views as of November 2, 2015. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$2,856	$2,294	$9,215	$6,026

Operating expenses
Research and development	16,972	13,188	58,752	42,205
General and administrative	3,937	3,086	15,329	9,204

Total operating expenses	20,909	16,274	74,081	51,409

Loss from operations	(18,053)	(13,980)	(64,866)	(45,383)

Other income (expense)
Other income (expense), net	9	(226)	(207)	(808)

Net loss	$(18,044)	$(14,206)	$(65,073)	$(46,191)

Net loss per share-basic and diluted	$(0.49)	$(0.55)	$(1.87)	$(1.79)

Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	36,463	25,967	34,824	25,850

Tetraphase Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$222,459	$121,042
Accounts receivable	3,066	3,458
Prepaid expenses and other current assets	2,564	2,097
Property and equipment, net	869	300
Other assets, noncurrent	237	307

Total assets	$229,195	$127,204

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$10,435	$13,598
Total term loan	—	4,782
Total deferred revenue	385	258
Stockholders’ equity	218,375	108,566

Total liabilities and stockholders’ equity	$229,195	$127,204

Investor Contacts:

Tetraphase Pharmaceuticals

Teri Dahlman

617-600-7040

tdahlman@tphase.com

Argot Partners

Susan Kim

212-600-1902

susan@argotpartners.com

Media Contact:

Sam Brown Inc.

Mike Beyer

312-961-2502

Mikebeyer@sambrown.com

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